Exhibit 10.4

PROMISSORY NOTE

(Commercial-Single Advance-Variable Rate)

DATE AND PARTIES. The date of this Promissory Note (Note) is February 28, 2003. The parties and their addresses are:

LENDER:
HOME FEDERAL BANK
225 S MAIN AVE
SIOUX FALLS, South Dakota 57104
Telephone: (605) 336-2470

BORROWER:
GREAT PLAINS ETHANOL LLC
a South Dakota Limited Liability Company
27716 462ND AVENUE
CHANCELLOR, South Dakota 57015

1.      DEFINITIONS. As used in this Note, the terms have the following meanings:

A.  Pronouns. The pronouns “I,’ “me,” and “my” refer to each Borrower signing this Note, individually and together with their heirs, successors and assigns, and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Note. “You” and “Your” refer to the Lender, with its participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.

B.  Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C.  Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D.  Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

E.   Percent. Rates and rate change limitations are expressed as annualized percentages.

2.      PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, the principal sum of $1,600,000.00 (Principal) plus interest from February 28, 2003 on the unpaid Principal balance until this Note matures or this obligation is accelerated.

3.      INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 6.250 percent (Interest Rate) until March 1, 2003, after which time it may change as described in the Variable Rate subsection.

A.  Post-Maturity Interest. After maturity or acceleration, interest will accrue 150 BASIS POINTS OVER THE CURRENT INTEREST RATE.

B.  Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note or obligation will be limited to the Maximum Lawful Amount of interest allowed by state or-federal law. Amounts collected in excess of the Maximum Lawful Amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me.

C.  Statutory Authority. The amount assessed or collected on this Note is authorized by the South Dakota usury laws under S.D. Codified Laws Ann. § 54-3-13 and 54-3-14.

D.  Accrual. During the scheduled term of this Loan interest accrues using an Actual/360 days counting method.

E.   Variable Rate. The Interest Rate may change during the term of this transaction.

(1) Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the highest base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks that The Wall Street Journal publishes as the Prime Rate.

The Current Index is the most recent index figure available on each Change Date. You do not guaranty by selecting this Index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. If this Index is no longer available, you will substitute a similar index. You will give me notice of your choice.

(2) Change Date. Each date on which the Interest Rate may change is called a Change Date. The Interest Rate may change March 1, 2003 and daily thereafter.

(3) Calculation Of Change. On each Change Date, you will calculate the Interest Rate, which will be the Current Index plus 2.000 percent. The result of this calculation will be rounded up to the nearest .001 percent. Subject to any limitations, this will be the Interest Rate until the next Change Date. The new Interest Rate will become effective on each Change Date. The Interest Rate and other charges on this Note will never exceed the highest rate or charge allowed by law for this Note.

(4) Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments and the amount of the final payment will change.

4.      ADDITIONAL CHARGES. As additional consideration, I agree to pay, or have paid, these additional fees and charges.

A.  Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Note before the scheduled maturity date.

Title Insurance. A(n) Title Insurance fee of $159.00 payable from separate funds on or before today’s date.

State Filing Fees. A(n) State Filing Fees fee of $11.00 payable from separate funds on or before today’s date.

Recording Mortgage. A(n) Recording Mortgage fee of $28.00 payable from separate funds on or before today’s date.

Loan Fee. A(n) Loan Fee fee of $16,000.00 payable from separate funds on or before today’s date.

Flood Cert. A(n) Flood Cert fee of $24.50 payable from separate funds on or before today’s date.

I understand and agree that some payments to third parties as part of this transaction may also involve money retained by you or paid back to you as commissions or other remuneration.

5. REMEDIAL CHARGES. In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.

A.  Late Charge. If a payment is more than 10 days late, I will be charged 4.000 percent of the Amount of Payment or $25.00, whichever is greater. However, this charge will not be greater than $25.00. I will pay this late charge promptly but only once for each late payment.

6. GOVERNING AGREEMENT. This Note is further governed by the Commercial Loan Agreement executed between you and me as part of this Loan, as modified, amended or supplemented. Upon execution of this Note, I represent that I have reviewed and am in compliance with the terms contained in the Commercial Loan Agreement.

7. PAYMENT. I agree to pay this Note on demand, but if no demand is made, I agree to pay this Note in installments of accrued interest beginning April 1, 2003, and then on the 1st day of each month thereafter. I agree to pay the entire unpaid Principal and any accrued but unpaid interest on March 1, 2004.

Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to interest that is due then to principal that is due, and finally to any charges that I owe other than principal and interest. If you and I agree to a different application of payments, we will describe our agreement on this Note. The actual amount of my final payment will depend on my payment record.

8. PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

9. LOAN PURPOSE. The purpose of this Loan is NORTHWESTERN ENERGY IRREVOCABLE LETTER OF CREDIT #1158.

10.    ADDITIONAL TERMS. BORROWER SHALL PROVIDE LENDER WITH ANNUAL FINANCIAL STATEMENTS AND YEARLY TAX RETURNS.

BORROWER AGREES TO BE IN COMPLIANCE WITH ALL TERMS AND CONDITIONS OF THE COMMITMENT LETTER DATED FEBRUARY 18, 2003 TO GREAT PLAINS ETHANOL LLC AND MODIFIED ON FEBRUARY 25, 2003.

11.    SECURITY. This Loan is secured by separate security instruments prepared together with this Note as follows:

Document Name	Parties to Document
Mortgage - 27716 462ND AVENUE	GREAT PLAINS ETHANOL LLC
Security Agreement - GREAT PLAINS ETHANOL LLC	GREAT PLAINS ETHANOL LLC

12.    ASSUMPTIONS. Someone buying the Property cannot assume the obligation. You may declare the entire balance of the Note to be immediately due and payable upon the creation of, or contract for the creation of,  any lien, encumbrance, or transfer of the Property. However, I may sell or similarly dispose of any Property that is inventory.

13.    WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A.  Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B.  No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or other Loan documents, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

14.    APPLICABLE LAW. This Note is governed by the laws of South Dakota, the United States of America and to the extent required, by the laws of the jurisdiction where the Property is located.

15.    JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay this Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on this Loan, or any number of us together, to collect this Loan. Extending this Loan or new obligations under this Loan, will not affect my duty under this Loan and I will still be obligated to pay this Loan. The duties and benefits of this Loan will bind and benefit the successors and assigns of you and me.

16.    AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note is the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

17.    INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

18.    NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one party will be deemed to be notice to all parties. I will inform you in writing of any change in my name, address or other application information. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

19.    CREDIT INFORMATION. I agree to supply you with whatever information you reasonably request. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

20.    ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

21.    SIGNATURES. By signing under seal, I agree to the terms contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:
GREAT PLAINS ETHANOL, LLC

By	/s/ Darrin Ihnen	(Seal)
DARREN IHNEN, PRESIDENT